EXHIBIT 15


TXU Corp:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Corp., (formerly known as Texas Utilities Company), and subsidiaries for the periods ended March 31, 2000 and 1999 as indicated in our report dated May 15, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Corp.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 is incorporated by reference in this Registration Statement on Form S-3 of TXU Corp.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

Dallas, Texas
May 19, 2000